Exhibit 99.1

F O R  I M M E D I A T E  R E L E A S E
Apogee Investor Contact:
Kelly Black
Premier Funding & Financial Marketing
480-649-8224
kblack@premierfundingservice.com

Apogee Enters into a Research Collaboration with St. Jude
Children’s Research Hospital

NORWOOD, Mass. (October 1, 2007) — Apogee Technology, Inc. (AMEX: ATA), a biotechnology company focusing on the development of intradermal delivery systems for the administration of drugs and vaccines, announced today that it has entered into a research collaboration with St. Jude Children’s Research Hospital. The project is designed to combine Apogee’s capabilities in intradermal delivery technology with the expertise of St. Jude’s research team in the field of vaccine research.

“This research agreement enhances our efforts on the in vivo validation of intradermal vaccine delivery technology” said Dr. Alexander K. Andrianov, Apogee’s Vice President of Research and Development. “The research group at St. Jude is recognized as a leader in the public health and epidemiology for their work in reverse genetics, a revolutionary approach to vaccine production. St. Jude Children’s Research Hospital is especially known for their expertise in the area of influenza vaccines. We believe that this collaboration can demonstrate a synergy between our groups and constitute an important step in advancing our technology in the field of vaccines, including those to prevent diseases posing global public health threat, such as pandemic influenza.”

Richard Webby, Ph.D., an assistant member in the division of Virology in the Infectious Diseases department at St. Jude Children’s Research Hospital, said: “We are interested in studying technologies which can potentially provide significant practical benefits, such as a better shelf-life of vaccine or “antigen sparing.” In general, a technology that spares the antigen, a main vaccine component, allows a greater number of vaccine doses to be manufactured, thereby offering the potential for vaccination to more people, in the event of a pandemic influenza.”

About St. Jude Children’s Research Hospital

St. Jude Children’s Research Hospital is internationally recognized for its pioneering work in finding cures and saving children with cancer and other catastrophic diseases. Founded by late entertainer Danny Thomas and based in Memphis, Tenn., St. Jude freely shares its discoveries with scientific and medical communities around the world. No family ever pays for treatments not covered by insurance, and families without insurance are never asked to pay. St. Jude is financially supported by ALSAC, its fundraising organization. For more information, please visit www.stjude.org ..

About Apogee Technology, Inc.

Apogee Technology, Inc. is a biotechnology company developing proprietary systems for the delivery of pharmaceutical agents into the skin for the treatment and prevention of local and systemic conditions. The Company’s PyraDerm™ delivery system incorporates structured solid-state formulations designed to penetrate the outer layer of the skin and then release the agent in a controlled manner. The Company is also developing and commercializing sensors and sensor systems with a specialized focus on health monitoring. For more information please visit our web site at: http://www.apogeebio.com.

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PyraDerm™ and Sensilica® are trademarks of Apogee Technology, Inc. All other product names noted herein may be trademarks of their respective holders. Certain statements made herein that use the words “anticipate,” “may,” “hope,” “estimate,” “project,” “will,” “intend,” “plan,” “expect,” “believe” and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve the design, development and production efforts of our PyraDerm™ and Sensilica® technologies, known and unknown risks and uncertainties, which could cause the actual results, performance or achievements of the Company to be materially different from those that may be expressed or implied. Please refer to the company’s risk factors as set forth in the Company’s filings with the Securities and Exchange Commission, including its reports on Forms 10-KSB, as amended, for the year ended December 31, 2006 and10-QSB for the quarter ended June 30, 2007.